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                                                                    Exhibit 12.1


                          ELECTRONICS FOR IMAGING, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                               NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                                       ----------------------------------------------------------------      ----------------------
                                         1998          1999          2000          2001          2002          2002          2003
                                       --------      --------      --------      --------      --------      --------      --------
                                                                     (DOLLARS IN THOUSANDS)
Income from continuing
   operations before income taxes      $ 70,277      $142,197      $ 91,819      $ 60,372      $ 22,811      $  8,100      $ 26,333
                                       --------      --------      --------      --------      --------      --------      --------
FIXED CHARGES:

Interest expense (including
   capitalized interest) ........         1,351         1,400           621         1,229            22            16         1,176
Interest relating to rental
   expense (1) ..................         1,500         3,098         4,767         3,644         2,853         2,146           633
                                       --------      --------      --------      --------      --------      --------      --------
      Total fixed charges .......         2,851         4,498         5,388         4,873         2,875         2,162         2,809
                                       --------      --------      --------      --------      --------      --------      --------
Earnings available for fixed
   charges ......................      $ 73,128      $146,695      $ 97,207      $ 65,245      $ 25,686      $ 10,262      $ 29,142
                                       --------      --------      --------      --------      --------      --------      --------
Ratio of earnings to fixed
  charges .......................         25.65         32.61         18.04         13.39          8.93          4.75         10.37


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(1) The representative interest portion of rental expense was deemed to be one-
third of all rental expense, except for the rental expense related to the off-balance sheet financing leases, as described in the footnotes to the financial statements included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2002 which was deemed to be all interest.